COMSTOCK RESOURCES, INC.                5300 Town and Country Blvd., Suite 500
                                        Frisco, Texas 75034
                                        Telephone:(972) 668-8800
                                        Contact:Roland O. Burns
                                        Sr. Vice President and
                                        Chief Financial Officer
                                        Web Site: www.comstockresources.com


                                  NEWS RELEASE
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For Immediate Release


                       COMSTOCK RESOURCES, INC. ANNOUNCES
                          COMMON STOCK REPURCHASE PLAN

FRISCO, TEXAS, December 11, 2000 - Comstock Resources, Inc. (NYSE:CRK), today announced that its board of directors has authorized a stock repurchase plan providing for the purchase of shares of its common stock in the open market, with an aggregate purchase price of up to $10 million.

The timing and amount of shares purchased will depend on prevailing share market prices and trading volume. Shares that are acquired through the repurchase plan will be canceled.

"We believe that repurchasing our shares from time to time represents a good investment opportunity for the Company," said M. Jay Allison, President and Chief Executive Officer. "The share repurchase plan that we are announcing today should enhance shareholder value over the long term and boost earnings-per-share by the reduction in outstanding shares resulting from the repurchase."


This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that its outlook is based upon reasonable assumptions regarding the economy, its knowledge of its business, and on key performance indicators which impact the Company, there can be no assurance that the Company's goals will be realized. In particular, there can be no assurance as to the timing and amount of shares purchased through the stock repurchase plan, or the impact of such plan.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The company's stock is traded on the New York Stock Exchange under the symbol CRK.